Issuer Free Writing Prospectus

Filed by: Newell Brands Inc.

Pursuant to Rule 433 under the Securities Act of 1933

Registration Statement on Form S-3: No. 333-238122

NEWELL BRANDS INC.

$1,000,000,000

6.375% Notes due 2027 (the “2027 Notes”)

6.625% Notes due 2029 (the “2029 Notes”)

Pricing Term Sheet

Unless otherwise indicated, terms used but not defined herein have the meanings assigned to such terms in the preliminary prospectus supplement, dated September 9, 2022 (the “Preliminary Prospectus Supplement”).

2027 Notes

Issuer:	Newell Brands Inc.

Principal Amount:	$500,000,000

Denomination:	$2,000 x $1,000

Maturity Date:	September 15, 2027

Coupon:	6.375%

Interest Payment Dates:	September 15 and March 15, commencing March 15, 2023

Price to Public:	6.375%

Gross Proceeds:	$500,000,000

Net Proceeds to Issuer (Before Expenses)	$495,750,000

Benchmark Treasury:	UST 3.125% due August 31, 2027

Spread to Benchmark Treasury:	T + 295 bps

Yield to Maturity:	6.375%

Optional Redemption:

At any time prior to the date that is three months prior to the stated maturity of the 2027 Notes, at a make whole price equal to the greater of (a) 100% of the principal amount or (b) discounted present value of principal and interest at Treasury Rate plus 50 basis points, plus accrued interest to but excluding the redemption date.

At any time on or after the date that is three month prior to the stated maturity of the 2027 Notes, we may redeem some or all of the notes at our option, at a redemption price equal to 100 % of the principal amount of the 2027 Notes being redeemed, plus accrued interest to but excluding the redemption date.

Change of Control:	If a change of control triggering event occurs, unless the Issuer has exercised its right to redeem the 2027 Notes as described under “Optional Redemption,” the Issuer will be required to offer to purchase the 2027 Notes at a purchase price of 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase.

Expected Settlement Date:

September 14, 2022 (T+3)

The settlement date of the 2027 Notes of September 14, 2022 is the third business day following the trade date (such settlement being referred to as “T+3”). Under Rule 15c6-1 under the Exchange Act of 1934, as amended, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade 2027 Notes on the date of this Term Sheet will be required, by virtue of the fact that the 2027 Notes initially settle in T+3, to specify an alternative settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the 2027 Notes who wish to trade the 2027 Notes on the date of this Term Sheet should consult their advisors.

CUSIPs/ISINs:	651229BC9 / US651229BC91

Ratings* (Moody’s, S&P, Fitch):	Ba1 / BBB- / BB+

Joint Book-Running Managers:

J.P. Morgan Securities LLC

BofA Securities, Inc.

Citigroup Global Markets Inc.

HSBC Securities (USA) Inc.

Goldman Sachs & Co. LLC

RBC Capital Markets, LLC

Barclays Capital Inc.

Wells Fargo Securities, LLC

Credit Suisse Securities (USA) LLC

Co-Managers	PNC Capital Markets LLC ING Financial Markets LLC Siebert Williams Shank & Co., LLC U.S. Bancorp Investments, Inc.

2029 Notes

Issuer:	Newell Brands Inc.

Principal Amount:	$500,000,000

Denomination:	$2,000 x $1,000

Maturity Date:	September 15, 2029

Coupon:	6.625%

Interest Payment Dates:	September 15 and March 15, commencing March 15, 2023

Price to Public:	6.625%

Gross Proceeds:	$500,000,000

Net Proceeds to Issuer (Before Expenses)	$495,750,000

Benchmark Treasury:	UST 3.125% due August 31, 2029

Spread to Benchmark Treasury:	T + 323 bps

Yield to Maturity:	6.625%

Optional Redemption:

At any time prior to the date that is three months prior to the stated maturity of the 2029 Notes, at a make whole price equal to the greater of (a) 100% of the principal amount or (b) discounted present value of principal and interest at Treasury Rate plus 50 basis points, plus accrued interest to but excluding the redemption date.

At any time on or after the date that is three months prior to the stated maturity of the 2029 Notes, we may redeem some or all of the notes at our option, at a redemption price equal to 100% of the principal amount of the 2029 Notes being redeemed, plus accrued interest to but excluding the redemption date.

Change of Control:	If a change of control triggering event occurs, unless the Issuer has exercised its right to redeem the 2029 Notes as described under “Optional Redemption,” the Issuer will be required to offer to purchase the 2029 Notes at a purchase price of 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase.

Expected Settlement Date:

September 14, 2022 (T+3)

The settlement date of the 2029 Notes of September 14, 2022 is the third business day following the trade date (such settlement being referred to as “T+3”). Under Rule 15c6-1 under the Exchange Act of 1934, as amended, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade 2029 Notes on the date of this Term Sheet will be required, by virtue of the fact that the 2029 Notes initially settle in T+3, to specify an alternative settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the 2029 Notes who wish to trade the 2029 Notes on the date of this Term Sheet should consult their advisors.

CUSIPs/ISINs:	651229BD7 / US651229BD74

Ratings* (Moody’s, S&P, Fitch):	Ba1 / BBB- / BB+

Joint Book-Running Managers:

J.P. Morgan Securities LLC

BofA Securities, Inc.

Citigroup Global Markets Inc.

HSBC Securities (USA) Inc.

Goldman Sachs & Co. LLC

RBC Capital Markets, LLC

Barclays Capital Inc.

Wells Fargo Securities, LLC

Credit Suisse Securities (USA) LLC

Co-Managers	PNC Capital Markets LLC ING Financial Markets LLC Siebert Williams Shank & Co., LLC U.S. Bancorp Investments, Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

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Where similar language or information to that set forth above appears in the Preliminary Prospectus Supplement, that language or information is deemed modified accordingly as set forth above.

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The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at 212-834-4533.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers were automatically generated as a result of this communication being sent via email or another communication system.